Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2024 FOURTH QUARTER AND FULL YEAR RESULTS

•
Fourth quarter 2024 GAAP earnings per share of $0.74, and fourth quarter 2024 adjusted earnings per share1 of $1.29.
•
Fourth quarter 2024 inland marine term contracts repriced higher in the 6-9% range year-over-year.
•
Kirby repurchased 286,697 shares at an average price of $116.16 for $33.3 million and reduced debt balances by $105 million in the 2024 fourth quarter.
•
2025 expected earnings growth of 15% to 25% year-over-year.

¹ Non-GAAP measure. See reconciliation in section titled “One-time Items”

Houston, Texas (January 30, 2025) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2024 of $42.8 million or $0.74 per share, compared with a net earnings of $61.9 million or $1.04 per share for the 2023 fourth quarter. Excluding one-time charges and credits, 2024 fourth quarter net earnings attributable to Kirby were $74.9 million or $1.29 per share. Consolidated revenues for the 2024 fourth quarter were $802.3 million compared with $799.2 million reported for the 2023 fourth quarter.

For the 2024 full year, Kirby reported net earnings attributable to Kirby of $286.7 million or $4.91 per share, compared with $222.9 million or $3.72 per share for 2023. Excluding one-time items, 2024 net earnings attributable to Kirby were $318.8 million or $5.46 per share, compared to $223.1 million or $3.72 per share. Consolidated revenues for 2024 were $3.3 billion compared with $3.1 billion for 2023.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Our fourth quarter results included some seasonal softness in both marine transportation and distribution and services, as we experienced weather and navigational challenges for marine and typical seasonal weakness in distribution and services. These headwinds were offset by good execution from our teams in both segments during the quarter that drove strong year-over-year financial performance, with adjusted earnings per share up 24% year-over-year. We ended the year on a good note, and we anticipate strong growth in 2025.

“In inland marine, we experienced normal headwinds with poor operating conditions and a slight slowdown in some trade lanes during the quarter. From a demand standpoint, refinery activity dipped in the early part of the quarter, however, activity began to pick up and tighten utility as we exited the quarter. Overall, our barge utilization rates averaged in the 90% range for the quarter. Spot prices were flat to slightly down sequentially but were up in the high- single digit range year-over-year. More importantly, our term contract renewals were in-line with our expectations with high-single digit increases versus a year ago. Fourth quarter inland operating margins were approximately 20%.”

Mr. Grzebinski continued, “In our coastal marine business, market fundamentals remained steady with our barge utilization levels running in the mid to high-90% range. During the quarter, stable customer demand combined with a continued limited availability of large capacity vessels resulted in mid to high-20% year-over-year increases on term contract renewals and average spot market rates that increased in the low teens range year-over-year. Planned shipyards impacted the quarter with fourth quarter coastal revenues increasing only 6% year-over-year with operating margin in the low teens.

“In distribution and services, demand was mixed across our end markets with growth in some areas offset by slowness or delays in other areas. In power generation, revenues grew 16% sequentially and 36% year-over-year. The pace of orders was strong, adding to our backlog, with several large project wins from backup power and other industrial customers as the need for power remains critical. In our commercial and industrial market, even though revenues were down 7% year-over-year, driven by softness in on-highway truck service and repair, operating income was up 28% year-over-year due to favorable product mix and ongoing cost control initiatives.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2024 fourth quarter were $466.8 million compared with $452.6 million for the 2023 fourth quarter. Operating income for the 2024 fourth quarter was $86.0 million compared with $68.2 million for the 2023 fourth quarter. Segment operating margin for the 2024 fourth quarter was 18.4% compared with 15.1% for the 2023 fourth quarter.

In inland, average 2024 fourth quarter barge utilization was in the 90% range. Operating conditions were mostly unfavorable in the quarter with a 30% sequential increase in delay days driven by several lock closures and the onset of seasonal winter weather. During the quarter, average spot market rates were flat to slightly down sequentially and increased in the high-single digit range compared to the 2023 fourth quarter. Term contracts that renewed in the fourth quarter increased on average in the high-single digit range. Revenues in the inland market increased 3% compared to the 2023 fourth quarter primarily due higher pricing and operating margins were approximately 20%. The inland market represented 82% of segment revenues in the fourth quarter of 2024.

In coastal, market conditions remained favorable during the quarter, with Kirby’s barge utilization remaining in the mid-to high 90% range. Spot market prices increased in the high-single digit range sequentially and term contract renewals increased in the mid to high-20% range year-over-year. Revenues in the coastal market were 6% higher compared to the 2023 fourth quarter and represented 18% of segment revenues. The coastal business operating margin was in the low teens for the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2024 fourth quarter were $335.5 million compared with $346.6 million for the 2023 fourth quarter. Operating income for the 2024 fourth quarter was $26.8 million compared with $28.7 million for the 2023 fourth quarter. Operating margin was 8.0% for the 2024 fourth quarter compared with 8.3% for the 2023 fourth quarter.

In the power generation market, revenues continue to grow as the need for 24/7 power and back up capabilities are critical. Power generation revenues increased 16% sequentially and 36% year-over-year. Overall, power generation revenues represented approximately 39% of segment revenues. Power generation operating margins were in the high single digits.

In the commercial and industrial market, revenues decreased 7% compared to the 2023 fourth quarter, while operating income increased 28% over the same period. Revenues decreased primarily due to lower business levels in Thermo King and on-highway businesses due to the ongoing trucking recession. Commercial and industrial represented approximately 45% of segment revenues and operating margins were in the high-single digits.

In the oil and gas market, revenues and operating income results were down when compared to the 2023 fourth quarter. Deliveries on orders of pressure pumping equipment and related equipment for electric fracturing were offset by lower activity in conventional frac remanufacturing. Overall, oil and gas revenues decreased 38% compared to the 2023 fourth quarter. Oil & gas represented approximately 16% of segment revenues. Oil and gas operating margins were in the mid to high-single digits.

One-time Items

During the fourth quarter of 2024, the Company recorded a $56.3 million non-cash impairment charge in the Distribution and Services segment primarily associated with conventional diesel fracturing equipment inventory. Based on the current market conditions and our view on the industry outlook, including decreased customer demand for conventional diesel fracturing equipment driven by an industry-wide shift to electric fracturing equipment, the Company determined that certain inventory had limited commercial opportunity, and the cost of these inventories exceeded its net realizable value. Kirby’s 2024 fourth quarter results also included a one-time deferred tax credit related to a change in Louisiana tax law. On December 4, 2024, the governor of Louisiana signed tax reform legislation that included lowering the corporate income tax rate from 7.5% to 5.5% effective January 1, 2025. As a result of the new legislation, the Company recognized a one-time deferred tax credit of $10.9 million in the 2024 fourth quarter due to the remeasurement of the Company’s Louisiana and U.S. deferred tax assets and liabilities based on the new effective Louisiana state income tax rate.

Cash Generation

For the 2024 fourth quarter, Adjusted EBITDA was $172.3 million compared with $149.4 million for the 2023 fourth quarter. Net cash provided by operating activities was $247.4 million, and capital expenditures were $96.7 million. During the quarter, the Company had net proceeds from asset sales totaling $6.6 million. Kirby also used $33.3 million to repurchase stock at an average price of $116.16 and paid down $105 million of debt in the quarter. As of December 31, 2024, the Company had $74.4 million of cash and cash equivalents on the balance sheet and $582.6 million of available liquidity. Total debt was $874.9 million, reflecting a $141.6 million reduction compared to December 31, 2023, and the debt-to-capitalization ratio improved to 20.7%.

2025 Outlook

Commenting on the 2025 full year outlook, Mr. Grzebinski said, “While we managed through challenging operating conditions in the fourth quarter, we ended in a very strong position in our businesses. Refinery activity is starting to increase, our barge utilization is improving in inland, and spot rates are beginning to pick back up. While we expect typical seasonal weather conditions to pose some near-term headwinds in the first quarter, and high levels of shipyard activity to linger near term in coastal, our outlook in the marine market remains strong for the full year. In distribution and services, demand is expected to remain mixed across our products and services, while our actions taken over the past few years to limit the volatility of this segment are paying off, producing flat to slightly lower results for the segment despite a very tough oil and gas market. Overall, we expect our combined businesses will deliver another strong year of financial growth in 2025 with 15-25% year-over-year growth in earnings per share.

In inland marine, we anticipate positive market dynamics due to limited new barge construction. The demand softening we saw in the refinery sector in the fourth quarter is starting to improve and barge utilization rates are firming up. We expect our barge utilization rates to be in the low to mid-90% range for the year with continued improvement in term contract pricing as renewals occur throughout the year. However, we continue to see inflationary pressures and there remains an acute mariner shortage in the industry which continues to drive up labor costs. These pressures, along with the increasing cost of equipment, should continue to put upward pressure on spot and contract prices. Overall, inland revenues are expected to grow in the mid to high single-digit range for the full year. As we usually see, normal seasonal winter weather has started and is expected to be a headwind to revenues and margins in the first quarter. However, we expect operating margins will gradually improve during the year, with the first quarter being the lowest, and average 200-300bps higher for the full year.

In coastal marine, market conditions remain very favorable, and supply and demand remain balanced across the industry fleet. Steady customer demand is expected to keep our barge utilization in the mid-90% range. Revenues for the full year are expected to increase in the high-single to low-double digit range compared to 2024 driven by higher pricing on contracts. Coastal operating margins are expected to be in the mid-teens range on a full year basis with the first quarter the lowest due to a high number of planned shipyards.

In the distribution and services segment, we see mixed results as near-term volatility from supply issues, customers deferring maintenance, and lower overall levels of activity in oil and gas, are partially offset by orders for power generation. In commercial and industrial, the demand outlook in marine repair remains steady while on-highway service and repair remains weak in the current environment although the on-highway market feels close to bottoming from the trucking recession. In oil and gas, we expect revenues to be down in the high-single to low-double digit range as the shift away from conventional frac to e-frac continues to take place. In power generation, we anticipate continued strong growth in orders as data center demand and the need for backup power is very strong. We expect extended lead times for certain OEM products to continue contributing to a volatile delivery schedule of new products throughout 2025. Overall, the Company expects segment revenues to be flat to slightly down for the full year with operating margins in the high-single digits but slightly lower year-over-year.

Kirby expects to generate net cash provided from operating activities of $620 million to $720 million in 2025 and capital spending is expected to range between $280 million to $320 million. Approximately $180 million to $220 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $100 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, January 30, 2025, to discuss the 2024 fourth quarter performance as well as the outlook for 2025. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of assets. A reconciliation of Adjusted EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2023 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2023.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, and specialized electrical distribution and control equipment for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2024	2023	2024	2023
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$466,776	$452,595	$1,913,050	$1,721,937
Distribution and services	335,539	346,581	1,352,826	1,369,703
Total revenues	802,315	799,176	3,265,876	3,091,640

Costs and expenses:
Costs of sales and operating expenses	543,350	561,732	2,200,354	2,180,422
Selling, general and administrative	82,389	84,343	337,097	335,213
Taxes, other than on income	7,583	6,156	34,910	34,766
Depreciation and amortization	62,545	54,905	240,322	211,156
Impairments	56,303	—	56,303	—
Gain on disposition of assets	(1)	(779)	(2,207)	(5,009)
Total costs and expenses	752,169	706,357	2,866,779	2,756,548
Operating income	50,146	92,819	399,097	335,092
Other income	3,489	1,745	12,795	11,041
Interest expense	(10,661)	(13,115)	(49,129)	(52,008)
Earnings before taxes on income	42,974	81,449	362,763	294,125
Provision for taxes on income	(6)	(19,487)	(75,867)	(71,220)
Net earnings	42,968	61,962	286,896	222,905
Net (earnings) loss attributable to noncontrolling interests	(151)	(56)	(189)	30
Net earnings attributable to Kirby	$42,817	$61,906	$286,707	$222,935
Net earnings per share attributable to Kirby common stockholders:
Basic	$0.75	$1.05	$4.95	$3.74
Diluted	$0.74	$1.04	$4.91	$3.72
Common stock outstanding (in thousands):
Basic	57,410	58,970	57,947	59,531
Diluted	57,852	59,335	58,355	59,857

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2024	2023	2024	2023
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings attributable to Kirby	$42,817	$61,906	$286,707	$222,935
Interest expense	10,661	13,115	49,129	52,008
Provision for taxes on income	6	19,487	75,867	71,220
Impairments	56,303	—	56,303	—
Depreciation and amortization	62,545	54,905	240,322	211,156
	$172,332	$149,413	$708,328	$557,319

Capital expenditures	$96,670	$126,767	$342,660	$401,730
Acquisitions of businesses and marine equipment	$12,631	$—	$77,863	$37,500

	December 31,
	2024	2023
	(unaudited, $ in thousands)
Cash and cash equivalents	$74,444	$32,577
Long-term debt, including current portion	$874,948	$1,016,595
Total equity	$3,353,248	$3,186,677
Debt to capitalization ratio	20.7%	24.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2024	2023	2024	2023
	(unaudited, $ in thousands)
Marine transportation revenues	$466,776	$452,595	$1,913,050	$1,721,937

Costs and expenses:
Costs of sales and operating expenses	291,443	299,906	1,188,794	1,136,526
Selling, general and administrative	33,345	33,049	137,057	134,641
Taxes, other than on income	5,372	4,550	26,476	27,602
Depreciation and amortization	50,575	46,901	197,347	184,225
Total costs and expenses	380,735	384,406	1,549,674	1,482,994

Operating income	$86,041	$68,189	$363,376	$238,943
Operating margin	18.4%	15.1%	19.0%	13.9%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2024	2023	2024	2023
	(unaudited, $ in thousands)
Distribution and services revenues	$335,539	$346,581	$1,352,826	$1,369,703

Costs and expenses:
Costs of sales and operating expenses	249,028	261,221	1,008,008	1,040,905
Selling, general and administrative	47,452	48,840	192,439	187,424
Taxes, other than on income	2,187	1,681	8,329	7,051
Depreciation and amortization	10,098	6,186	35,448	19,842
Total costs and expenses	308,765	317,928	1,244,224	1,255,222

Operating income	$26,774	$28,653	$108,602	$114,481
Operating margin	8.0%	8.3%	8.0%	8.4%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2024	2023	2024	2023
	(unaudited, $ in thousands)
General corporate expenses	$6,367	$4,802	$18,785	$23,341

Impairments	$56,303	$—	$56,303	$—

Gain on disposition of assets	$(1)	$(779)	$(2,207)	$(5,009)

ONE-TIME ITEMS

The 2024 fourth quarter and 2024 and 2023 full year GAAP results include certain one-time items. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2024			Full Year 2024
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$43.0	$42.8	$0.74	$362.8	$286.7	$4.91
Impairments	56.3	43.0	0.74	56.3	43.0	0.74
Louisiana tax law change	—	(10.9)	(0.19)	—	(10.9)	(0.19)
Earnings, excluding one-time items(2)	$99.3	$74.9	$1.29	$419.1	$318.8	$5.46

	Fourth Quarter 2023			Full Year 2023
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$81.4	$61.9	$1.04	$294.1	$222.9	$3.72
Costs related to strategic review and shareholder engagement	—	—	—	3.0	2.4	0.04
IRS refund interest income	—	—	—	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$81.4	$61.9	$1.04	$294.4	$223.1	$3.72

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Fourth Quarter		Year
	2024	2023(3)	2024	2023(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$247.4	$216.0	$756.5	$540.2
Less: Capital expenditures	(96.7)	(126.7)	(342.7)	(401.7)
Free cash flow(2)	$150.7	$89.3	$413.8	$138.5

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2024	2023	2024	2023
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,220	3,340	12,989	13,571
Revenue/Ton Mile (cents/tm) (5)	11.9	11.2	12.0	10.4
Towboats operated (average) (6)	281	281	285	280
Delay Days (7)	2,681	2,873	11,583	10,863
Average cost per gallon of fuel consumed	$2.33	$3.41	$2.66	$3.08

Barges (active):
Inland tank barges			1,094	1,076
Coastal tank barges			28	28
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			24.2	23.7
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of assets. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2023 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2024 inland marine transportation revenues of $382.8 million divided by 3,220 million inland marine transportation ton miles = 11.9 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock delays or closures, and other navigational factors.